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Exhibit (a)(1)(viii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units (as defined below). The Offer (as defined below) is made only by the Offer to Purchase (as defined below) and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Units. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Units in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Units in such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Common Units

Representing Limited Partner Interests

in

Buckeye GP Holdings L.P.

at

$17.00 Net Per Common Unit

by

BGH GP Holdings, LLC

        BGH GP Holdings, LLC, a Delaware limited liability company ("Purchaser"), is offering to purchase all of the issued and outstanding common units ("Units") representing limited partner interests in Buckeye GP Holdings L.P., a Delaware limited partnership (the "Partnership"), other than the Units owned by Purchaser and its wholly owned subsidiaries, at a purchase price of $17.00 per Unit, net to the seller in cash, without interest thereon (the "Offer Price"), subject to any applicable withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Tendering unitholders who have Units registered in their names and who tender directly to Computershare Trust Company, N.A. (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Units pursuant to the Offer. Unitholders who hold their Units through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated, which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 5, 2008, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, (1) the Minimum Condition (as defined in the Offer to Purchase) being satisfied, meaning that the Partnership's unitholders (other than (a) Purchaser, its affiliates, their respective officers and directors and (b) the officers and directors of the Partnership) have validly tendered and not withdrawn a majority of the outstanding Units owned by them as of the date the Units are accepted for payment pursuant to the Offer and (2) unless Purchaser were to waive this condition, the 90% Condition (as defined in the Offer to Purchase) being satisfied, meaning there being validly tendered and not withdrawn a sufficient number of Units such that, upon acceptance for payment and payment for the tendered Units pursuant to the Offer, Purchaser and its affiliates will own more than 90% of the Units on a fully diluted basis (as defined in the "Introduction" of the Offer to Purchase). The Minimum Condition is not waivable.

        The purpose of the Offer is to acquire for cash as many outstanding Units not owned by the Purchaser or its affiliates as possible as a first step in acquiring the entire equity interest in the Partnership. If the Offer is completed and Purchaser and its affiliates hold more than 90% of the outstanding Units, Purchaser will exercise its limited call right under the Partnership's partnership agreement to acquire any remaining Units not owned by it and its affiliates. Purchaser will cause the call right to be exercised promptly once the price Purchaser is required to pay in the call, which is determined pursuant to a formula contained in the Partnership's partnership agreement, is no greater than the Offer Price. If the price per Unit required to be paid in the call is less than the Offer Price, Purchaser will nonetheless pay the Offer Price. The Partnership would then become a privately held, wholly owned subsidiary of Purchaser and its affiliates and its Units would cease to trade on the New York Stock Exchange.

        The Offer is being made without the prior approval of the Partnership's board of directors.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Units validly tendered and not withdrawn as, if and when Purchaser gives written notice to the Depositary of Purchaser's acceptance of such Units for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering unitholders. Under no circumstances will interest on the purchase price of Units be paid by Purchaser because of any delay in making any payment. Payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Units or confirmation of a book-entry transfer of such Units into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) all other documents required by the Letter of Transmittal.

        Purchaser may, in its sole discretion, elect at any time to extend the Offer. If Purchaser decides to extend the Offer, Purchaser will inform the Depositary of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, December 5, 2008, unless and until Purchaser will have extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, expires.

        If all of the conditions to the Offer have been satisfied or waived, if waivable, and subject to certain other conditions, pursuant to Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the expiration of the Offer, Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period"), pursuant to which Purchaser may add a period of between three and 20 business days to permit additional tenders of Units not tendered during the period of the Offer prior to the Expiration Date. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. Subject to applicable law and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days, by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering unitholders will not have withdrawal rights.

        Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (except during a Subsequent Offering Period) and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after January 3, 2009. Except as otherwise provided in the Offer to Purchase, tenders of Units made pursuant to the Offer are irrevocable. For a withdrawal of Units tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder of such Units, if different from that of the person who tendered the Units. If certificates for Units to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Units have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Units have been tendered pursuant to the procedures for book-entry transfer, as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Units. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. THIS TRANSACTION COULD RESULT IN THE PARTNERSHIP GOING PRIVATE.

        We will cause the Offer to Purchase, the related Letter of Transmittal and other relevant materials to be mailed to record holders of Units whose names appear on the Partnership's unitholder list and furnished, for subsequent transmittal to beneficial owners of Units, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the unitholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

        Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below and will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) for soliciting tenders of Units pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Banks & Brokers Call Collect: (212) 750-5833
All Others Call Toll Free: (888) 750-5834

November 5, 2008

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  Exhibit (a)(1)(viii)